EXHIBIT 10.49

                      [On GB Merchant Partners Letterhead]


July 18, 2007

Quaker Fabric Corporation of Fall River
941 Grinnell Street
Fall River, Massachusetts 02721
Attn: Paul J. Kelley, Chief Financial Officer

         Re: Additional Term Loan Advance
             ----------------------------

Dear Paul:

         Reference is made to the Term Loan Agreement dated as of November 9, 2006, by and among Quaker Fabric Corporation of Fall River (the "Borrower"), Quaker Fabric Corporation, GB Merchant Partners, LLC, as Administrative Agent (the "Administrative Agent") and the Lenders party thereto (as amended and in effect, the "Loan Agreement"). Capitalized terms used in this letter without definition have the respective meanings ascribed to such terms in the Loan Agreement. Reference is further made to the letter dated July 3, 2007, sent by counsel to the Administrative Agent and the Lenders to the Borrower identifying certain Events of Default which have occurred and continue to exist under the Loan Agreement (the "Default Letter"). Currently, the Administrative Agent and the Lenders are forbearing from exercising rights and remedies in respect of the Events of Default identified in the Default Letter.

         The Borrower has informed the Administrative Agent and the Lenders that the Borrower and its affiliates intend to cease the operation of their businesses, wind down their operations, and engage in an orderly disposition of their assets and properties. In connection with the same, the Borrower has requested that the Administrative Agent and the Lenders fund certain expenses to be incurred by the Borrower. The Administrative Agent and the Lenders are willing to make an overadvance under the Term Loans in the amount of $2,000,000 (the "Overadvance"), on the following terms and conditions:

Overadvance Amount:            $2,000,000 (less the Initial Advances) available
                               in one or more weekly advances by the Lenders to the Borrower.

Structure:          The Overadvance constitutes an overadvance under one or both of the existing Term Loans under the Loan Agreement, as determined by Administrative Agent in its sole discretion, and the Loan Agreement would be amended to accommodate the same. The Overadvance will constitute a portion of the Term
                    Loans and will be subject to all of the terms and conditions of the Loan Agreement. The Overadvance constitutes funds necessary to preserve or protect the Lenders' Collateral and enhance the prospects of repayment of the Term Loans, and

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                    consequently, does not constitute "Excluded Term Loan Debt", as defined in the Intercreditor Agreement.

Interest:           The Overadvance will bear interest at a rate per annum equal to the interest rate currently payable with respect to the Term Loans under the Loan Agreement.

Forbearance and
Funding Fee:        In consideration of the agreement of the Administrative
                    Agent and the Lenders to continue to forbear from exercising rights and remedies as a result of the Existing Defaults (as defined in the Default Letter), as well as the willingness of the Administrative Agent and Lenders to fund the Overadvance, the Borrower will pay to the Administrative
                    Agent, for the account of the Lenders, a Forbearance and Funding Fee in an amount equal to 20% of any amounts funded under the Overadvance, such fee fully earned and payable weekly with the proceeds of each weekly advance. In connection with funding the Initial Advance on the date of this letter agreement, Borrowers shall pay the Forbearance and Funding Fee relative to each of the Initial Advances.

Collateral:         The Overadvance will be secured by all of the Collateral
                    securing the existing Term Loans, subject to the terms of the Intercreditor Agreement.

Use of Proceeds:    The proceeds of fundings under the Overadvance will be
                    funded directly to the Revolving Credit Agent to reduce the outstanding amounts under the Revolving Credit Agreement.
                    Proceeds of subsequent advances under the Revolving Credit
                    Agreement shall be used by the Borrower solely to fund wind down expenses and other costs and expenses set forth in a wind down budget prepared under direction of and approved by RAS Management and approved by the Administrative Agent and the Revolving Credit Agent, each in their sole discretion
                    (the "Wind Down Budget").


         The parties hereto acknowledge that on or about July 13, 2007, the Lenders funded a portion of the Overadvance in the amount of $200,000, and as of the date of this letter agreement the Lenders have funded an additional portion of the Overadvance in the amount of $175,000 (plus the Forbearance and Funding Fee due on account of each such funding in the aggregate amount of $75,000), in each case to pay certain approved expenses of the Borrower (collectively, the "Initial Advances"). The funding of the Initial Advances does not obligate the Administrative Agent and the Lenders to fund the balance of the Overadvance; the willingness of the Administrative Agent and the Lenders to do so being conditioned on satisfaction of all of the terms and conditions set forth in this letter agreement, including execution of an acceptable amendment to the Loan Agreement. After giving effect to the funding of the Initial Advances, the


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outstanding principal balance of the Overadvance is $450,000, all of which bears interest as provided in this letter agreement.

         All other terms and conditions with respect to the Overadvance shall be acceptable to the Administrative Agent in its sole discretion. The willingness of the Administrative Agent and the Lenders to make the Overadvance shall not be construed as a waiver of the Existing Defaults, any other Default or Event of Default which may now exist or hereafter arise under the Loan Agreement, and any of the rights and remedies of the Administrative Agent and the Lenders, all of which are expressly reserved.

         The Revolving Credit Agent hereby joins this letter agreement to acknowledge its consent to the terms hereof, and the agreement of the Revolving Credit Agent and Revolving Credit Lenders (without waiving any of the terms and conditions of the Revolving Credit Agreement and the other Revolving Credit Loan Documents) to continue to make advances under the Revolving Credit to fund wind down costs and expenses and other costs and expenses set forth in the Wind Down Budget.




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         If this proposal is acceptable to you, please execute this letter in the space provided below and return the same to the attention of the undersigned.

                                                   Sincerely,

                                                   GB Merchant Partners, LLC,
                                                   as Administrative Agent



                                                   By:____/s/__________________
                                                   Name: D. Michael Murray
                                                   Title: Managing Director

Accepted and Agreed:

Quaker Fabric Corporation of Fall River


By: _____/s/_____________
Name:
Title:


Acknowledged
and Agreed:

Bank of America, N.A.,
as Revolving Credit Agent


By: ______/s/____________
Name:
Title:






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